Exhibit 99.1

Delta Apparel Expects Strong December Quarter Revenue Growth

Trending towards Double-Digit Sales Growth in all Business Units;

Share Repurchase Program Continues

GREENVILLE, S.C., December 8, 2021 -- Delta Apparel, Inc. (NYSE American: DLA), a leading provider of core activewear and lifestyle apparel products, announced today that it is seeing strong, broad-based revenue growth for its 2022 fiscal first quarter ending January 1, 2022.

The Company anticipates overall net sales for the first quarter of its 2022 fiscal year to be above $104 million, an increase of over $9 million from the prior year’s first quarter sales of $94.7 million. This would be record first quarter revenue for the Company’s continuing operations, on track to surpass the previous highest first quarter sales of $101.7 million achieved in its 2019 fiscal year.

Robert W. Humphreys, the Company’s Chairman and Chief Executive Officer, commented, “We are extremely pleased with our strong December quarter-to-date performance which, despite continued inventory constraints, supply chain disruptions and U.S. labor shortages, is exceeding our internal expectations. We believe the strong broad-based growth we are achieving across our business units proves the benefit of our strategic model and the power of the Salt Life brand with consumers.”

“We remain optimistic that we are well positioned to achieve solid top-line growth in each of our fiscal 2022 quarters, with an opportunity to deliver double-digit growth for the full fiscal year. With the strength of our balance sheet and the overall business, we see our existing Share Repurchase Program as a part of our capital allocation strategy, giving us the opportunity to continue to invest in Delta Apparel to maximize shareholder value for years to come,” concluded Mr. Humphreys.

The forecasted estimates and anticipated results contained herein represent expected results that are based on management’s initial review of operations through November 2021 and remain subject to adjustment. These projections are based on estimates and assumptions that management believes are reasonable but are highly speculative. Actual results may vary from forecasts or projections.

Share Repurchase Program Continues

The Company believes its future free cash flow, cash on hand, and availability under its credit facilities is sufficient to support the Company’s growth initiatives while also providing liquidity for the Company to continue repurchasing its common stock pursuant to its previously announced Share Repurchase Program.

At the end of its fiscal 2021 fourth quarter, $7.5 million remained authorized by the Company’s Board of Directors for share repurchases. Since inception of the Share Repurchase Program, the Company has repurchased nearly 3.6 million shares of common stock for an aggregate of $52.5 million. All purchases are made at the discretion of management and pursuant to the safe harbor provisions of SEC Rule 10b-18.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries, DTG2Go, LLC, Salt Life, LLC, and M.J. Soffe, LLC, is a vertically-integrated, international apparel company that designs, manufactures, sources, and markets a diverse portfolio of core activewear and lifestyle apparel products under the primary brands of Salt Life®, Soffe®, and Delta. The Company is a market leader in the direct-to-garment digital print and fulfillment industry, bringing DTG2Go technology and innovation to the supply chain of its customers. The Company specializes in selling casual and athletic products through a variety of distribution channels and tiers, including outdoor and sporting goods retailers, independent and specialty stores, better department stores and mid-tier retailers, mass merchants and e-retailers, the U.S. military, and through its business-to-business e-commerce sites. The Company’s products are also made available direct-to-consumer on its websites at www.saltlife.com, www.soffe.com and www.deltaapparel.com as well as through its branded retail stores. The Company’s operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 8,700 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking” statements and forecasted financial results that involve risks and uncertainties. Any number of factors could cause actual results to differ from anticipated or forecasted results, including, but not limited to, the general U.S. and international economic conditions; the impact of the COVID-19 pandemic and government/social actions taken to contain its spread on our operations, financial condition, liquidity, and capital investments, including recent labor shortages, inventory constraints, and supply chain disruptions; significant interruptions or disruptions within our manufacturing, distribution or other operations; deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers; the volatility and uncertainty of cotton and other raw material prices and availability; the competitive conditions in the apparel industry; our ability to predict or react to changing consumer preferences or trends; our ability to successfully open and operate new retail stores in a timely and cost-effective manner; the ability to grow, achieve synergies and realize the expected profitability of acquisitions; changes in economic, political or social stability at our offshore locations in areas in which we, or our suppliers or vendors, operate; our ability to attract and retain key management; the volatility and uncertainty of energy, fuel and related costs; material disruptions in our information systems related to our business operations; compromises of our data security; significant changes in our effective tax rate; significant litigation in either domestic or international jurisdictions; recalls, claims and negative publicity associated with product liability issues; the ability to protect our trademarks and other intellectual property; changes in international trade regulations; our ability to comply with trade regulations; changes in employment laws or regulations or our relationship with employees; negative publicity resulting from violations of manufacturing standards or labor laws or unethical business practices by our suppliers and independent contractors; the inability of suppliers or other third-parties, including those related to transportation, to fulfill the terms of their contracts with us; restrictions on our ability to borrow capital or service our indebtedness; interest rate fluctuations increasing our obligations under our variable rate indebtedness; the ability to raise additional capital; the impairment of acquired intangible assets; foreign currency exchange rate fluctuations; the illiquidity of our shares; price volatility in our shares and the general volatility of the stock market; and the other factors set forth in the "Risk Factors" contained in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and as updated in our subsequently filed Quarterly Reports on Form 10-Q. Except as may be required by law, Delta Apparel, Inc. expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Company Contact:

Glenda Cooper, 864-232-5200 x6608
investor.relations@deltaapparel.com

Investor Relations and Media Contact:
ICR, Inc.

Investors:
Tom Filandro, 646-277-1235

Media:
Jessica Liddell, 203-682-8208
DLAPR@icrinc.com